EXHIBIT 10.31

AMENDMENT NO. 2 TO

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

STAR GAS PARTNERS, L.P.

THIS AMENDMENT NO. 2, dated as of July 25, 2003 (the “Amendment”), to the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the “Partnership”), dated as of March 26, 1999 (the “Partnership Agreement”), is entered into by and among STAR GAS LLC, a Delaware limited liability company, as the Partnership’s general partner (the “General Partner”), and those persons who are or become partners in the Partnership or parties hereto as provided herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Partnership Agreement. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

R E C I T A L S :

WHEREAS, the Partnership Agreement currently authorizes the Partnership to issue up to 2,500,000 Parity Units (the “Parity Unit Basket”) without the prior approval of holders of Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) for the purposes expressly set forth in the Partnership Agreement; and

WHEREAS, the Partnership has issued substantially all of the Units under the Parity Unit Basket; and

WHEREAS, the Partnership Agreement currently authorizes the Partnership to issue an unlimited number of Parity Units (the “Debt Basket”) prior to the end of the Subordination Period without the approval of the Unitholders if the use of proceeds therefrom is exclusively to repay up to $20 million of indebtedness of the Partnership or the Operating Partnership; and

WHEREAS, the Partnership Agreement currently authorizes the Partnership to issue an unlimited number of Parity Units (the “Capital Improvements Basket”) prior to the end of the Subordination Period without the approval of the Unitholders to fund Capital Improvements; provided, that certain accretion tests are met; and

WHEREAS, due to the substantial increase in operations since the establishment of the Parity Unit Basket, Debt Basket and the Capital Improvements Basket and the concomitant need for a more flexible capital structure and ability to consummate advantageous transactions without the expense or delay of first seeking Unitholder approval, the General Partner believes it is in the best interests of the Partnership to amend the Partnership Agreement to provide for: (A) an increase in the Parity Unit Basket by 3,000,000 Parity Units, (B) amending the Debt Basket to permit the issuance of an unlimited number of Parity Units without Unitholder approval with the proceeds therefrom to be used to repay long-term indebtedness of the Partnership and its direct and indirect subsidiaries, (C) the issuance by the Partnership of an unlimited number of Parity Units prior to the end of the Subordination Period without Unitholder approval with the proceeds therefrom to be used to acquire capital with the approval of the Independent Directors; and

WHEREAS, the Limited Partners at a duly called special meeting held on July 25, 2003 at which a quorum was present have, by the affirmative vote of a Unit Majority (the Partnership having received an opinion of counsel as required by Section 15.3(d)), approved such amendments to the Partnership Agreement;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1. Section 4.5(a) of the Partnership Agreement is amended in its entirety so that the same shall hereafter read as follows:

“(a) During the Subordination Period, the Partnership shall not issue an aggregate of more than 5,500,000 additional Parity Units without the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). In applying this limitation, there shall be excluded Common Units issued (i) in the Equity Offering, (ii) in accordance with Section 4.5(b) and 4.5(c) and (iii) in connection with the issuance of Senior Subordinated Units or Class B Common Units pursuant to Section 4.6.”

2. Section 4.5(c) of the Partnership Agreement is amended in its entirety so that the same shall hereafter read as follows:

“(c) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period without the approval of the Unitholders if the use of proceeds from such issuances is exclusively to (i) repay long term indebtedness (including current portion) of the Partnership or the Operating Partnership or any of their Subsidiaries; or (ii) acquire capital assets, in a transaction that is approved by a majority of the Independent Directors (defined below) of the Board of Directors of the General Partner. For the purpose of this paragraph, “Independent Director” shall mean a person who would qualify to serve on the Audit Committee of the General Partner in accordance with the provisions of the Partnership Agreement.

3. The Partnership Agreement, as amended hereby, remains in full force and effect.

4. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

[The signatures hereto are set forth on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER: STAR GAS LLC

By:	/s/ AMI ANTHONY TRAUBER
Name:	Ami Anthony Trauber
Title:	Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	STAR GAS LLC

General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By:	/s/ AMI ANTHONY TRAUBER
Name:	Ami Anthony Trauber
Title:	Chief Financial Officer

3